UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 17, 2005

SUMTOTAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-50640	42-1607228
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1808 North Shoreline Boulevard

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 934-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 17, 2005, the Compensation Committee of the Board of Directors of SumTotal Systems, Inc., a Delaware corporation (“SumTotal Systems” or the “Company”), approved retention bonuses for David Crussell, Sanjay Dholakia, Neil Laird, Kevin Oakes and Erika Rottenberg. Each of these individuals will receive a retention bonus equal in amount to 1.5x such individual’s annual base salary in effect on October 19, 2005, which shall be payable in two equal cash payments, the first on October 19, 2006, and the second on October 19, 2007, on the condition that such individual is still employed by the Company on the date of payment; provided that if the employee is earlier terminated: (a) without “cause” (b) for “good reason,” or, (c) upon a “change of control,” as such terms are defined in each individual’s Change of Control agreement, the full amount of the bonus then unpaid shall be payable, upon delivery of a full release in satisfactory form to the Company, on the date that is six months following the date of termination of employment.

On October 17, 2005, the Company’s Board of Directors, upon recommendation of the Company’s Compensation Committee approved the payment of Mr. Eckert’s bonus for the third quarter of 2005 under the Company’s Executive Incentive Plan, if any, under the same terms and conditions that he would have had, had he been employed by the Company on the date of the payout, provided that Mr. Eckert enters into the Company’s standard Separation and Release Agreement.

On October 17, 2005, the Compensation Committee of SumTotal Systems approved a $25,000 cash performance bonus payable to Erika Rottenberg.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On October 17, 2005, R. Andrew Eckert resigned from his positions as Chief Executive Officer and Director of SumTotal Systems, effective October 19, 2005.

(c) On October 19, 2005, SumTotal Systems announced that beginning October 19, 2005, Donald E. Fowler, the chairperson of the Company’s Board of Directors, will serve as the interim Chief Executive Officer while the Company searches for Mr. Eckert’s replacement. Mr. Fowler will be paid a salary of $35,000 per whole month, or such pro rata amount for any partial month, during the period in which he serves as the interim Chief Executive Officer. Mr. Fowler will also receive a stock grant of 60,000 shares of the Company’s common stock, to vest as to 10,000 shares per whole month, or such pro rata amount for any partial month, during the period in which he serves as the interim Chief Executive Officer. The Company will engage the services of a nationally recognized search firm to assist it with its search for a new Chief Executive Officer.

Mr. Fowler, 67, has served as chairperson of the Company’s Board of Directors and as a member of SumTotal Systems’ Compensation and Governance Committees since the Company’s inception in March 2004. Mr. Fowler served as a member of the Board of Directors of Docent from January 2003 to March 2004, and was a member of Docent’s Audit and Governance Committees during the same period. He has recently served on the boards of ADAC Laboratories and TelCom Semiconductor, and now serves on the board of Storage Engine, Inc. Mr. Fowler is involved with various private companies, through advisory or board memberships, served as CEO of eT Communications from 1996 to 1998 and served as interim CEO of several companies between 1996 and 2002. Mr. Fowler was Senior Vice President at Tandem Computers, a company that manufactured fault-tolerant computers, from 1986 to 1996. Mr. Fowler also served in executive capacities with Bechtel Group 1976 to 1986, and IBM from 1965 to 1976. Mr. Fowler received a B.S. in Mathematics and an M.B.A from the University of Washington in Seattle.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1	Form of Separation and Release Agreement to be entered into between the Company and R. Andrew Eckert

99.2	Press release of SumTotal Systems dated October 19, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SumTotal Systems, Inc.

By:	/s/ Erika Rottenberg
Erika Rottenberg Senior Vice President, General Counsel & Secretary

Date: October 19, 2005

EXHIBIT INDEX

Exhibit Number	Description
99.1	Form of Separation and Release Agreement to be entered into between the Company and R. Andrew Eckert

99.2	Press release of SumTotal Systems dated October 19, 2005